Exhibit 4.3

RECAPITALIZATION AGREEMENT

THIS RECAPITALIZATION AGREEMENT (this “Agreement”) is made as of July     , 2006 by and among InnerWorkings, Inc., a Delaware corporation (the “Company”), and each of the stockholders of the Company executing a counterpart signature page hereto (collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 5.

WHEREAS, the Company’s outstanding capital stock consists of (i) 31,226,375 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 700,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), (iii) 937,500 shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), (iv) 1,600,000 shares of Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), and (v) 10,167,730 shares of Series E Preferred Stock, par value $0.0001 per share (the “Series E Preferred Stock, and together with the Class A Common Stock, Class B Common Stock, Series B Preferred Stock and Series D Preferred Stock, the “Company Stock”). The holders of the Company’s outstanding capital stock own such shares in the respective amounts set forth opposite their names on Exhibit A attached hereto. The rights and preferences, among other things, of the Company Stock are set forth in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”);

WHEREAS, the Company has filed a Registration Statement on Form S-1 (File No. 333-133950) (the “Registration Statement”) with the Securities and Exchange Commission relating to, and the board of directors (the “Board”) of the Company has authorized, an initial public offering (the “Initial Public Offering”) of a newly designated class of the Company’s common stock, par value $0.0001 per share (the “New Common”), under the Securities Act by the Company (the “Primary Shares”) and certain stockholders (the “Selling Stockholders”) of the Company (the “Secondary Shares, and together with the Primary Shares, the “Offering Shares”), which Offering Shares shall be sold to a group of underwriters (the “Underwriters”), for which Morgan Stanley & Co. Incorporated, Jefferies & Company, Inc., Piper Jaffray, William Blair & Company, LLC and Morgan Joseph & Co., Inc. (the “Representatives”), and any other underwriter agreed upon by the Company and the Representatives, shall act as the Representatives for resale to the public;

WHEREAS, in connection with Initial Public Offering, the Company intends to enter into an underwriting agreement (the “Underwriting Agreement”) by and among the Company, the Selling Stockholders and the Underwriters relating to the sale of the Offering Shares to the Representatives for resale to the public in the Initial Public Offering;

WHEREAS, in connection with the Initial Public Offering, the Stockholders desire to acknowledge and consent to the automatic conversion of the Company Stock into fully paid and nonassessable shares of New Common on a one-for-one basis (the “Conversion”);

WHEREAS, the Company proposes to effect the Conversion by filing Amendment No. 1 to the Certificate (the “Certificate Amendment”), substantially in the form attached hereto as Exhibit B, with Secretary of State of the State of Delaware on the Closing Date (as hereinafter defined);

WHEREAS, the Company proposes to subsequently file a Second Amended and Restated Certificate of Incorporation, substantially in the form attached hereto as Exhibit C (the “Restated Certificate”), which shall amend and restate the Certificate, as amended by the Certificate Amendment; and

WHEREAS, the Board has previously authorized and approved the Certificate Amendment and Restated Certificate, and submitted the same to the stockholders of the Company for approval.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Authorization and Exchange.

(a) Certificate Amendment and Restated Certificate. The Board has previously authorized and approved the Certificate Amendment and Restated Certificate. The Certificate Amendment and Restated Certificate shall be filed and deemed effective on the Closing Date (as hereinafter defined), which date shall be after the requisite majority or super-majority of the Stockholders have executed this Agreement and consented to the Certificate Amendment and Restated Charter.

(b) Authorization of the New Common.

(i) The Board has previously authorized the issuance of an aggregate of up to 200,000,000 shares of New Common, 36,954,319 of which will be issued to the Stockholders in exchange for all of the issued and outstanding shares of Company Stock. The terms of the New Common are set forth in the Restated Certificate to be filed with the Secretary of State of the State of Delaware and to be effective in accordance with the terms of this Agreement.

(c) Exchange of the Company Stock. At the Closing, the Company shall, upon the effectiveness of the Restated Certificate and subject to the terms and conditions set forth herein, issue to each Stockholder shares of New Common, on a one-for-one basis, in exchange for the respective shares of Company Stock held by such Stockholder, which shares of Company Stock shall be cancelled immediately thereafter. The holders of Company Stock acknowledge and agree that all certificates representing shares of Company Stock that are outstanding immediately prior to the Closing Date (the “Original Certificates”) shall upon the consummation of the Conversion be deemed to represent only the right to receive a replacement certificate (each, a “Replacement Certificate”) representing the applicable number of shares of New Common to be received upon the Closing Date by a holder as a result of the Conversion. The Stockholders acknowledge and agree that, upon the issuance of Replacement Certificates, the Original Certificates shall be deemed cancelled without any further action on the part of the Company or the Stockholders.

(d) Deliveries by the Stockholders. At the Closing, each Stockholder shall, subject to the terms and conditions set forth herein:

(i) present and deliver to the Company the Original Certificate(s) duly endorsed for transfer to the Company; and

(ii) deliver the certificates, instruments and other documents required pursuant to this Agreement.

(e) Deliveries by the Company. At the Closing or as soon as practicable thereafter, the Company shall, subject to the terms and conditions set forth herein:

(i) issue and deliver, or cause the Company’s transfer agent to deliver, to each Stockholder the Replacement Certificate(s) evidencing the shares of New Common to be issued by the Company to each such Stockholder, executed and registered in each such Stockholder’s name or such Stockholder’s nominee’s name, as the case may be; and

(ii) deliver the certificates, instruments and other documents required pursuant to this Agreement.

(f) The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois, and the Restated Certificate shall be filed with the Secretary of State of the State of Delaware, in each case, immediately prior to the execution of the Underwriting Agreement by the Company, the Selling Stockholders and the Underwriters (the “Closing Date”), or at such other place or time as may be reasonably designated by the Company.

Section 2. Dividend and Preference Payments. Immediately upon the closing of the Initial Public Offering, the Company shall pay on a pro rata basis:

(i) One Million Dollars ($1,000,000.00) in cash, plus any accrued and unpaid dividends through the Closing Date, to the holders of shares of Series E Preferred Stock;

(ii) Four Million, Five Hundred Thousand Dollars ($4,500,000.00) in cash, plus any accrued and unpaid dividends through the Closing Date, to the holders of shares of Series D Preferred Stock; and

(iii) any accrued and unpaid dividends through the Closing Date to the holders of shares of Series B Preferred Stock.

Upon receipt of the payments set forth above, each of the holders of shares of Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock acknowledge and confirm that no other payments will be due to such holders from the Company pursuant to the Certificate, the Certificate Amendment, the agreements set forth in Section 7 hereof, or any other document or agreement, including any preference payments, payments relating to accrued but unpaid dividends or otherwise.

Section 3. Representations and Warranties of the Company. As a material inducement to the Stockholders to enter into this Agreement and to exchange their shares of Company Stock for shares of New Common hereunder, the Company hereby represents and warrants that:

(a) Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries, taken as a whole.

(b) Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and thereby to which the Company is a party, the Certificate Amendment and the Restated Certificate have been duly authorized by the Company. This Agreement and all other agreements contemplated hereby to which the Company is a party each constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery by the Company of this Agreement and all other agreements contemplated hereby and thereby to which the Company is a party, the issuance of shares of New Common in the Initial Pubic Offering, the Certificate Amendment, the Restated Certificate and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Certificate, or any law, statute, rule or regulation to which the Company or any Subsidiary is subject, or any agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is a party or by which any of their respective properties are bound, other than as expressly contemplated in such agreements described above and other than those made and obtained.

(c) Capital Stock and Related Matters. As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of 200,000,000 shares of New Common, of which approximately 36,954,319 shares will be issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.0001 per share (none of which shall be issued and outstanding). There are no statutory or contractual stockholders preemptive rights or rights of refusal with respect to the issuance of New Common hereunder which have not been waived or terminated in connection with the Initial Public Offering, or otherwise. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the New Common hereunder does not require registration under the Securities Act or any applicable state securities laws.

Section 4. Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to the Company that, with respect to such Stockholder:

(a) Authorization; Enforceability. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and thereby to which such Stockholder is a party each constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(b) No Violation. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which such Stockholder is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any authorization, consent, approval, execution or other action by or notice to or filing with any court or administrative or governmental body under, the provisions of the certificate of incorporation or bylaws of such Stockholder (where such Stockholder is an incorporated entity), the certificate of formation or limited liability company agreement of such Stockholder (where such Stockholder is a limited liability company), the certificate of formation or partnership agreement of such Stockholder (where such Stockholder is a partnership) or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which such Stockholder is subject.

(c) Ownership. Such Stockholder owns the Company Stock being exchanged by such Stockholder pursuant to this Agreement free and clear of any restrictions on transfer, claims, taxes, liens, charges, encumbrances, pledges, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands, except for applicable restrictions on transfer under securities laws.

Section 5. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

Section 6. Covenants.

(a) Legend. The Company and the Stockholders agree that the certificates evidencing the shares of New Common registered in the name of the Stockholders or any transferee or assignee of the Stockholders shall be imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(b) Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Company, unless otherwise expressly provided.

(c) Filings. Each party hereto will make or cause to be made all such filings and submissions under the laws and regulations applicable to such party, if any, as may be required of such party, for the consummation of the transactions contemplated by this Agreement.

(d) Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the transactions contemplated by this Agreement.

Section 7. Prior Agreements.

(a) Right of First Refusal and Co-Sale Agreement. The Stockholders acknowledge and agree that, upon the closing of the Initial Public Offering, pursuant to Section 6.5(a) of the InnerWorkings, Inc. Right of First Refusal and Co-Sale Agreement (the “Co-Sale Agreement”), effective as of January 3, 2006 by and among the Company, the Investors (as defined therein) and the Subject Holders (as defined therein), the Co-Sale Agreement shall be terminated and be of no further force and effect. The Stockholders waive all rights that they may have, including, without limitation, any rights of first refusal or co-sale rights, pursuant to the Co-Sale Agreement from and after date hereof.

(b) Voting Rights Agreement. The Stockholders acknowledge and agree that, upon the closing of the Initial Public Offering, pursuant to Section 2.1(a) of the InnerWorkings, Inc. Voting Agreement (the “Voting Agreement”), effective as of January 3, 2006 by and among the Company, the Common Holders (as defined therein) and the Investors (as defined therein), the Voting Agreement shall be terminated and be of no further force and effect. The Stockholders waive all rights that they may have pursuant to the Voting Agreement from and after the date hereof.

(c) Investor Rights Agreement. The Stockholders acknowledge and agree that, upon the closing of the Initial Public Offering, pursuant to the InnerWorkings, Inc. Investor Rights Agreement (the “Investor Rights Agreement”), effective as of January 3, 2006 by and among the Company and the Investors (as defined therein), (i) the covenants of the Company contained in Section 3 of the Investor Rights Agreement (other than Sections 3.3, 3.8 and 3.10) shall terminate and be of no further force and effect, and (ii) the rights of first refusal established by Section 4 of the Investor Rights Agreement shall terminate and be of no further force and effect. The Stockholders waive the rights set forth above, including, without limitation, any rights to cause the Company to register their shares of New Common in connection with the filing of the Registration Statement, from and after the date hereof.

(d) Management Rights. New Enterprise Associates 11, Limited Partnership and NEA Ventures 2005, Limited Partnership (collectively, “NEA”) acknowledge and agree that, upon the closing of the Initial Public Offering, pursuant to that certain letter agreement (the “Management Rights Letter”), dated December 13, 2005 by and between the Company and NEA, the contractual management rights granted to NEA therein shall be terminated and be of no further force and effect. NEA agrees to delay its right to receive any payments pursuant to Section 1 of the Management Rights Letter until the closing of the Initial Public Offering.

(e) Waiver of Notice. The Stockholders hereby waive all rights relating to the Company’s compliance with the notice provisions set forth in the Co-Sale Agreement, Voting Agreement and Investor Rights Agreement that may arise with respect to the shares of New Common to be offered in the Initial Public Offering, including, without limitation, shares of New Common being offered and sold by the Selling Stockholders.

(f) Agreement to Delay Payments. In connection with the Certificate Amendment, the holders of shares of Preferred Stock hereby agree to delay any payments due to such holders from the Company pursuant to the Certificate, including any preference payments, payments relating to any accrued but unpaid dividends or otherwise, until the closing of the Initial Public Offering.

Section 8. Miscellaneous.

(a) Unified Agreement. The parties intend that the provisions hereof constitute a unified agreement, and that although certain events shall occur on different dates or at different times, it is the intention of the parties that none of the transactions be given permanent effect unless the Initial Public Offering shall have been consummated.

(b) Rescission. The parties hereto agree that if the closing of the Initial Public Offering has not occurred by September 30, 2006, (i) the transactions effected pursuant to this Agreement shall be rescinded in their entirety, (ii) the deliveries made pursuant to Section 1(e) hereof shall be reversed and the parties hereto shall be returned to their respective positions immediately prior to the Closing and (iii) any rights or obligations of the parties under this Agreement shall be terminated, and, without limitation, the Company may take such actions as necessary to re-establish the capital structure of the Company as in effect prior to the transactions effected pursuant to this Agreement. At any time prior to the effectiveness of the Conversion, the Board may abandon the Conversion without further action by the stockholders of the Company.

(c) Exemption from Registration. Each Stockholder understands that the acquisition of New Common pursuant to the Conversion is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

(d) Specific Enforcement. The parties acknowledge the unique nature of the provisions hereof, and agree that damages in the event of breach would be both difficult to calculate and an inadequate remedy. Consequently, in the event of breach, and in addition to recovering any provable damages and reimbursement of any legal fees, the injured party shall be entitled to equitable relief, including specific performance.

(e) Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Stockholder or on its behalf.

(f) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

(h) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(i) Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Stockholder’s benefit as a

Stockholder or holder of New Common are also for the benefit of, and enforceable by, any subsequent holder of such New Common.

(j) Governing Law. This Agreement shall be subject to the laws of the State of Delaware without regard to principles of conflicts of law.

(k) Binding Agreement. This Agreement shall be binding upon the parties hereto and their respective successors, assigns, heirs and legal representatives.

(l) No Third Party Rights. No person or entity not a signatory hereto shall have any rights as a third party beneficiary to this Agreement, or to enforce the provisions hereof on behalf of any signatory.

(m) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or telecopied to the recipient. Such notices, demands and other communications shall be sent to each Stockholder at the address indicated next to such party’s name on the signature pages hereto or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(n) Entire Agreement. This Agreement, including the exhibits hereto, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

(o) Tax Treatment. The parties hereto intend that the transactions contemplated by this Agreement shall be treated as a tax-free recapitalization pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and this Agreement constitutes a “plan of reorganization.” Each of the parties hereto shall file all tax returns in a manner consistent with the foregoing.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SERIES B PREFERRED STOCKHOLDERS:

Address:	ORANGE MEDIA, LLC

By:

Name:

Title:

Address:

Richard A. Heise, Jr.

[Signature Page to Recapitalization Agreement]

SERIES D PREFERRED STOCKHOLDERS:

Address:

David Nazarian, as Trustee of the David and Angella Nazarian Trust

Address:

Sharyar Baradaran, as Trustee of the Baradaran Revocable Trust

Address:

Shula Torbati

Address:

Sam Nazarian

Address:

Anthony R. Bobulinski

Address:	PRINTWORKS, LLC

By:

Name:

Title:

[Signature Page to Recapitalization Agreement]

SERIES E PREFERRED STOCKHOLDERS:

Address:	NEW ENTERPRISE ASSOCIATES 11, LIMITED PARTNERSHIP

	By:	NEA PARTNERS 11, LIMITED PARTNERSHIP, ITS GENERAL PARTNER

	By:	NEA 11 GP, LLC, ITS GENERAL PARTNER
	By:	Manager

Address:	NEA VENTURES 2205, LIMITED PARTNERSHIP

By:

Name:

Title:

Address:	PRINTWORKS SERIES E, LLC

By:

Name:

Title:

[Signature Page to Recapitalization Agreement]

COMMON STOCKHOLDERS:

Address:	INCORP, LLC

By:

Name:

Title:

Address:	PRINTWORKS, LLC

By:

Name:

Title:

Address:	INNERWORKINGS SERIES C INVESTMENT PARTNERS, LLC

By:

Name:

Title:

Address:	ORANGE MEDIA, LLC

By:

Name:

Title:

Address:	SNP CORPORATION LTD.

By:

Name:

Title:

Address:	PRINTWORKS, LLC

By:

Name:

Title:

Address:

John R. Walter

[Signature Page to Recapitalization Agreement]

Address:

Richard A. Heise, Jr.

Address:

Barry Friedland

Address:

Scott A. Frisoni

Address:

Orazio Buzza

Address:

Jim Pouba

Address:

Renee Simpson

Address:

Robert Saldeen

Address:

Mark D. Desky

Address:

Brian McCormack

[Signature Page to Recapitalization Agreement]

Address:

George Keenan

Address:

Robert Jordan

Address:

Anthony R. Bobulinski

[Signature Page to Recapitalization Agreement]

Acknowledged and agreed:

INNERWORKINGS, INC.

By:

Name:

Title:

[Signature Page to Recapitalization Agreement]

EXHIBIT A

Schedule of Stockholders

	Class A Common	Class B Common	Series B Preferred	Series D Preferred	Series E Preferred
Incorp, LLC	18,777,437	—	—	—	—
Brian McCormack	1,946,529	—	—	—	—
George Keenan	155,722	—	—	—	—
Orange Media, LLC	85,161	—	437,500	—	—
Richard J. Heise	—	—	500,000	—	—
InnerWorkings Series C Investment Partners, LLC	1,414,737	—	—	—	—
Baradaran Revocable Trust	—	—	—	320,000	—
Sam Nazarian	—	—	—	320,000	—
Shula Torbati	—	—	—	272,000	—
David and Angella Nazarian Family Trust	—	—	—	272,000	—
Anthony R. Bobulinski	—	70,000	—	345,000	—
Printworks, LLC	—	700,000	—	71,000	—
SNP Corporation Ltd.	254,065	—	—	—	—
Robert Jordan	250,000	—	—	—	—
John Walter	167,167	—	—	—	—
Scott Frisoni	253,049	—	—	—	—
Mark Desky	3,900	—	—	—	—
Robert Saldeen	3,900	—	—	—	—
Orazio Buzza	77,861	—	—	—	—
Jim Pouba	77,861	—	—	—	—
Renee Simpson	3,900	—	—	—	—
Barry Friedland	7,800	—	—	—	—
Printworks Series E, LLC	—	—	—	—	2,033,546
NEA Ventures 2005, Limited Partnership	—	—	—	—	7,117
New Enterprise Associates 11, Limited Partnership	—	—	—	—	8,127,067

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